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                                                                 Exhibit 10.5(a)

               AMENDMENT NO. 4 DATED AS OF DECEMBER 28, 1998 TO
             DISTRIBUTION AGREEMENT DATED AS OF SEPTEMBER 15, 1993
                       BETWEEN HOST MARRIOTT CORPORATION
                       AND MARRIOTT INTERNATIONAL, INC.


          Host Marriott Corporation (f/k/a Marriott Corporation, "Host Marriott"), Marriott International, Inc. ("MII") and Host Marriott Services Corporation desire to adopt this Amendment to the Distribution Agreement between Host Marriott and MII dated as of September 15, 1993 (the "Original Agreement," and, as amended hereby and by that certain Amendment No. 1 to the Original Agreement dated as of December 29, 1995, that certain Amendment No. 2 to the Original Agreement dated as of June 21, 1997, that certain Amendment No. 3 to the Original Agreement dated as of March 3, 1998, and that certain Amendment No. 5 to the Original Agreement dated as December 18, 1998 (the "Distribution Agreement").

          WHEREAS, on or about December 29, 1998, (i) Host Marriott will distribute approximately 93.6% of the outstanding common stock of Crestline Capital Corporation, a Maryland corporation ("CCC"), to the shareholders of Host Marriott and will contribute the remaining 6.4% of such CCC common stock to Host Marriott, L.P. for delivery to Blackstone Real Estate Advisors L.P. and certain affiliated entities thereof (or for return to CCC if not delivered to Blackstone Real Estate Advisors L.P. and its affiliated entities) and (ii) Host Marriott will merge (the "Merger") into HMC Merger Corporation, a Maryland corporation to be renamed "Host Marriott Corporation" ("Host REIT"); and

          WHEREAS, the parties hereto desire to amend the Distribution Agreement in connection with such distribution and the Merger.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto hereby agree as follows:


          1. Upon the effectiveness of the Merger, Section 6.07 of the Distribution Agreement shall be amended by adding the following subsections (j) and (k):

          "(j) Notwithstanding anything to the contrary in this Agreement or otherwise, MII's Right will be limited to the purchase and subsequent ownership of only such number of shares, if any, as would not (i) cause MII, or any Person in which MII owns a direct or indirect interest, to own or be deemed (taking into account the attribution rules of Code Section 318(a), as modified by Code Section
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856(d)(5)) to own more than 9.9% (the "Disqualification Threshold") of
Host Marriott if MII, or any such other Person in which MII owns a direct or indirect interest, also owns or would be deemed to own (taking into account the attribution rules of Code Section 318(a), as modified by Code Section 856(d)(5)), more than 9.9% of Crestline Capital Corporation, a Maryland corporation ("CCC") (or any Subsidiary of CCC) or any other tenant of real property leased by Host Marriott or any Subsidiary of Host Marriott (other than any such lease with MII of any of its Affiliates or Subsidiaries which is in effect at the time of the effectiveness of the Merger ), (ii) cause any Person that owns (or is deemed to own (taking into account the attribution rules of Code Section 318(a), as modified by Code Section 856(d)(5))) a direct or indirect interest in MII to exceed the Disqualification Threshold with respect to Host Marriott if such Person owns or would be deemed to own (taking into account the attribution rules of Code Section 318(a), as modified by Code
Section 856(d)(5)) more than 9.9% of CCC (or any Subsidiary of CCC) or any other tenant of real property leased by Host Marriott or any Subsidiary of Host Marriott (other than any such lease with MII of any of its Affiliates or Subsidiaries which is in effect at the time of the effectiveness of the Merger), or (iii) in the event that Host Marriott L.P. is or could be considered a "publicly traded partnership" within the meaning of Code Section 7704, cause Host Marriott, L.P. to own more than 9.9% of CCC (determined by taking into account (A) the attribution rules of Code Section 318(a), as modified by Code Sections 856(d)(5) and 7704(d)(3)(B) and (B) any stock of CCC that Host Marriott, L.P. is deemed to own under these rules by reason of the ownership of an interest in Host Marriott, L.P. by Blackstone Real Estate Advisors L.P. or any of its affiliated entities or any other Person or such other Person's affiliated entities). In the event that the Right would not be exercisable in full solely by reason of clause (iii) of the preceding sentence (but not clause
(i) or clause (ii) thereof), MII shall, subject to the conditions set forth below, have the right to assign that portion (but only such portion) of the Right that is not exercisable by reason of such clause (iii) (the "Blocked Portion of the Right"), subject to further reduction as set forth below, to a Person whose exercise of the assigned Blocked Portion of the Right would not be precluded by the preceding sentence (applied replacing the term "MII" each place it appears in clauses (i) and (ii) of such sentence with the following: "MII and/or any permitted assignee pursuant to the next sentence below"), subject to the following conditions: (A) Host Marriott and MII shall have obtained from the Internal Revenue Service, for the mutual benefit of Host Marriott and MII, a private letter ruling (the user fees and legal fees related to which shall be shared equally by Host Marriott and MII, provided, however, that in no event shall Host Marriott be required to pay more than a total of $50,000 with respect to such fees) to the effect that neither the existence of such assignment right nor the exercise of such assignment right shall cause MII (or any Person that is considered pursuant to Code Section 318(a) to own any stock of Host Marriott considered owned by MII, actually or constructively pursuant to Code Section 318(a)) to be considered for purposes of Code Sections 318(a), 856(d)(2), and 7704(d)(1)(C) and (d)(3)(B) to own all or any portion of the Host Marriott stock that

                                      -2-
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is subject to the Blocked Portion of the Right, (B) the proposed assignee shall not be a Person who owns (as opposed to operates) more than fifteen (15) full-service hotels in competition with full-service hotels owned, directly or indirectly, by Host Marriott or Host Marriott, L.P. (so long as Host Marriott, L.P. is controlled by Host Marriott), and in addition, with respect to any assignment made hereunder at any time following October 8, 2000, the proposed assignee shall not be a Person who operates a branded hotel chain (whether or not such operator is also the owner of the brand) that includes, in the aggregate, more than fifteen (15) full-service hotels, in competition with full-service hotels operated by Host Marriott or Host Marriott, L.P. (so long as Host Marriott, L.P. is controlled by Host Marriott), (it being understood that a Person shall not be deemed to be an owner or operator of full-service hotels in competition with Host Marriott or Host Marriott, L.P. (so long as Host Marriott, L.P. is controlled by Host Marriott) solely by virtue of (x) the ownership of non-controlling interests in hotels or hotel operating companies, either directly or indirectly through subsidiaries, affiliates or partnerships (where "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise) or (y) holding a mortgage or mortgages secured by one or more hotels) and (C) if, at the time of such assignment, the proposed assignee or any of its Affiliates holds Voting Stock or options, warrants or other rights (including conversion rights) to acquire Voting Stock ("Acquisition Rights"), the portion of the Blocked Portion of the Right which may be assigned to such proposed assignee shall be reduced such that, immediately following such assignment, the aggregate number of shares of Voting Stock which the proposed assignee and its Affiliates would own (assuming for such purpose the exercise in full at such time of the assigned portion of the Blocked Portion of the Right and the Acquisition Rights) would not exceed twenty percent (20%) of the total outstanding shares of Voting Stock (assuming for such purposes the exercise in full at such time of all outstanding Acquisition Rights). Host Marriott agrees that, upon request of MII, it will assist MII in preparing the private letter ruling referred to in clause (A) of the preceding sentence and will join MII in such ruling request.

          (k) In the event that Host Marriott shall be advised by its outside tax counsel in writing after December 29, 1998 that, as the result of a change in law (including published interpretations by the Internal Revenue Service) after such date, there is a significant risk to Host Marriott that the restrictions set forth in the subsection (j) above, would not be effective to protect the status of Host Marriott as a "real estate investment trust" (a "REIT") under the applicable provisions of the Code, the parties agree to negotiate in good faith to develop a modification to subsection (j) in a manner that would protect the interests of MII in being able to exercise the Right substantially as and to the extent contemplated in subsection (j) while permitting Host Marriott to continue to qualify as a REIT under the applicable provisions of the Code. Conversely, in the event that Host Marriott shall be advised by its outside tax counsel in writing after December 29, 1998 that, as the

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result of a change in law (including published interpretations by the Internal
Revenue Service) after such date, part or all of the restrictions set forth in the subsection (j) above are not necessary under reasonably foreseeable circumstances to protect the status of Host Marriott as a REIT under the applicable provisions of the Code, the parties agree to negotiate in good faith to develop a modification to subsection (j) in a manner that would protect the interests of MII in being able to exercise the Right to the maximum extent practicable without regard to the limitations contemplated in subsection (j) while ensuring that no such exercise (or right to exercise) will jeopardize Host Marriott's ability to continue to qualify as a REIT under the applicable provisions of the Code. In the absence of an agreement between the parties to a change to subsection (j) in either such event, the limitations in subsection (j) as set forth herein shall remain in full force and effect.


          2.  Upon the effectiveness of the Merger, the term "Voting Stock" in
Section 6.07(a) of the Distribution Agreement shall mean shares of common stock, par value $.01 per share, of Host REIT and any other class of capital stock having, or capable of having, general voting rights to elect the Directors of Host REIT, whether or not now authorized or issued."

          3. Upon the effectiveness of the Merger, Section 9.06 of the Distribution Agreement shall be amended by adding the following sentence:

          "The foregoing sentence is not intended to, and shall not, cause this Agreement to bind or to inure to the benefit of CCC or to grant MII any rights with respect to CCC."

          4. Upon effectiveness of the Merger, (i) the Distribution Agreement shall be binding upon and inure to the benefit of Host REIT and Host REIT shall assume all the rights and obligations of Host Marriott thereunder and (ii) all references to "Host Marriott" and "Marriott" in the Distribution Agreement shall mean "Host REIT."

          5. Host REIT represents that, prior to the effectiveness of the Merger, its Board of Directors shall have duly adopted a resolution and a bylaw provision exempting the exercise by MII of the Right as to Host REIT, as set forth in Paragraph 1 above, from the Maryland Business Combination Statute and the Maryland Control Share Acquisition Statute, respectively, as well as a resolution exempting certain other transactions between Host REIT and MII or their respective subsidiaries and a resolution granting MII an irrevocable exemption under Section 8.2.7 of the Amended and Restated Articles of Incorporation of Host REIT from the Ownership Limit (as defined in Section 8.1 of the Amended and Restated Articles of Incorporation of Host REIT) to permit MII to exercise the Right. A copy of such resolutions and bylaw provision are attached as Annex A
            -------

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hereto. Host REIT covenants that, for as long as MII has the right to exercise the Right, Host REIT will not revoke or amend such resolutions or amend, alter or repeal such bylaw provision without the prior written consent of MII. Host REIT covenants that in the event it adopts a shareholders' rights plan, such plan shall contain provisions which are consistent with Section 6.07 of the Distribution Agreement. Host REIT agrees that MII would suffer irreparable damage in the event any of the foregoing provisions of this Paragraph 5 were not to be performed in accordance with the terms hereof, and that, in such event, MII's remedy at law would be inadequate. Host REIT agrees and consents that temporary and permanent injunctive relief may be granted in favor of MII in any proceeding which may be brought to enforce any provision of this Paragraph 5 without the necessity of proof of actual damage.

          6. Except as specifically amended hereby, the Distribution Agreement continues in full force and effect without modification and is hereby ratified and confirmed in all respects.

          7. This Amendment may be executed in any number of counterparts, which, when taken together, shall constitute a single binding instrument.



                   [signatures appear on the following page]

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          IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to be duly executed and delivered as of December 28, 1998.


                                  MARRIOTT INTERNATIONAL, INC.


                                  By:    /s/ Myron D. Walker
                                         ---------------------
                                  Name:  Myron Walker
                                  Title: Vice President


                                  HOST MARRIOTT CORPORATION


                                  By:    /s/ C. G. Townsend
                                         ---------------------
                                  Name:  C. G. Townsend
                                         ---------------------
                                  Title: Senior Vice President
                                         ---------------------



                                  HOST MARRIOTT SERVICES CORPORATION


                                  By:    /s/ Joe P. Martin
                                         ---------------------
                                  Name:  J P Martin
                                         ---------------------
                                  Title: Senior Vice President
                                         ---------------------


The undersigned is executing this Amendment solely for the purpose of acknowledging and consenting to the provisions of Paragraphs 4 and 5 hereof.


                                  HMC MERGER CORPORATION


                                  By:    /s/ C. G. Townsend
                                         ---------------------
                                  Name:  C. G. Townsend
                                         ---------------------
                                  Title: Senior Vice President
                                         ---------------------